EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Israel Chemicals Ltd.

We consent to the use of our report dated March 19, 2015, with respect to the consolidated statements of financial position of Israel Chemicals Ltd. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows, for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel

July 5, 2015